Exhibit (p)(1)

PREMIER MULTI-SERIES VIT

CODE OF ETHICS

June 27, 2012

INTRODUCTION

Fiduciary Duty

This Code of Ethics (the Code) is applicable to Access Persons (as defined below) of the Premier Multi-Series VIT (the Trust) and is based on the principle that, you, as an Access Person of the Trust, owe a fiduciary duty to the shareholders (Shareholders) of the funds of the Trust (the Funds). Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Shareholders.

At all times, you must:

1.	Place the interests of Shareholders first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Shareholders. You may not cause a Fund to take action, or not to take action, for your personal benefit rather than the benefit of Shareholders. For example, you would violate this Code if you caused a Fund to purchase a Security you owned for the purpose of increasing the price of that Security. If you are an Advisory Person (as defined below), you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for a Fund without first considering the Security as an investment for the Fund.

2.	Conduct all of your personal Securities transactions in full compliance with this Code. The Trust encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Personal Securities Transactions. Failure to comply with this Code may result in disciplinary action including, but not limited to, fines, disgorgement of profits or other sanctions deemed appropriate by the Audit Oversight and Compliance Committee of the Trust (the Audit Committee). In addition, you must comply with all other applicable laws and regulations including those concerning insider trading. Doubtful situations should be resolved against your personal trading. Situations that are questionable may be resolved against your personal interests.

3.

Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Trust directly or on behalf of a Fund, Shareholder or affiliate could call into question the independence of your business judgment. Accordingly,

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Code of Ethics

you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties. Doubtful situations should be resolved against your personal interest. Situations that are questionable may be resolved against your personal interests.

4.	Comply with applicable federal securities laws and regulations. In connection with the purchase or sale, directly or indirectly, of a Security, you are not permitted to: (i) engage in any manipulative practices with respect to Securities, including price manipulation; or (ii) otherwise violate applicable federal securities laws (including without limitation, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“Commission”) under these statutes, the U.S.A. Patriot Act, as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury). In the event that you are unsure of any such laws or regulations, then you must consult the Trust’s Chief Compliance Officer or Chief Legal Officer, or, if you are an Independent Trustee (as defined below), counsel to the Independent Trustees.

As an officer or Trustee of the Trust, you must promptly report any violations or suspected violation of the federal securities laws, as well as any violations or suspected violations of this Code, to the Chief Compliance Officer of the Trust. The Chief Compliance Officer will in turn report any such violations or suspected violations to the Chair of the Audit Committee or, if the violation or suspected violation involves the Chair of the Audit Committee, to the Chair of the Board of Trustees of the Trust (the Board). Alternatively, if you are an Independent Trustee, you may report any such violations or suspected violations directly to the Chair of the Audit Committee and/or the Chair of the Board.

Application

Certain officers and trustees of the Trust are officers of Allianz Asset Management of America L.P. (AAM LP), Allianz Global Investors U.S. LLC (AGI US), Allianz Asset Management of America LLC (AAM LLC), Allianz Global Investors Fund Management LLC (AGIFM), the Funds’ investment adviser, and/or Allianz Global Investors Distributors LLC (AGID), the distributor of the Funds. AGIFM is responsible for providing advice and guidance with respect to the Funds and for managing, either directly or through other advisory firms approved by the Trustees (the Subadvisers), the investments of the Funds. The Subadvisers manage the day-to-day investment affairs of the Funds, including selecting securities to be purchased, held and sold by the Funds, and placing orders for portfolio transactions. AAM LP, AGI US, AAM LLC, AGIFM, and AGID are governed by the Code of Ethics of AAM LP (the AAM Code) pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”). The AAM Code has been approved by the Board, including a majority of the Independent Trustees. Any trustee or officer of the Trust or any person who would otherwise be subject to this Code, who also is subject to the AAM Code and who complies with the AAM Code (each such person, an Allianz Person), shall not be subject to the provisions of this Code. The AAM Code is attached hereto as Appendix I; any changes to the AAM Code will be reported to the Board promptly after the effectiveness of such change.

Certain persons (Subadviser Persons) who would otherwise be subject to this Code are officers or employees of the Subadvisers and are subject to their respective Code of Ethics (collectively, Subadviser

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Codes) adopted pursuant to Rule 17j-1 under the Act. The Subadviser Codes have been approved by the Board, including a majority of the Independent Trustees. Any person, who would otherwise be subject to this Code who also is subject to the Subadviser Code and who complies with such Subadviser Code, shall not be subject to the provisions of this Code.

Any officer, trustee or other Access Person of the Trust that is not subject to the AAM Code or the Subadviser Code (each, a Non-Allianz Person) shall be subject to and required to comply with the terms of this Code. It is expected that all Access Persons of the Trust other than the Independent Trustees will either be Allianz Persons or Subadviser Persons and, therefore, only the Independent Trustees will be subject to this Code.

Questions

Questions regarding this Code should be addressed to the Trust’s Chief Legal Officer or the Trust’s Chief Compliance Officer, or, if you are an Independent Trustee, to counsel to the Independent Trustees.

Compliance with Laws, Rules, and Regulations

You must comply at all times with all applicable federal and state securities laws. In the event that you are unsure of any such laws or regulations, then you must consult with the Trust’s Chief Compliance Officer before engaging in the contemplated activity. If you are an Independent Trustee, you may instead consult with the Trust’s Chief Legal Officer or counsel to the Independent Trustees.

Definitions

Certain capitalized terms used in this Code are defined when first used, others are defined below under “Definitions.”

Appendices

The following appendices are attached to this Code and are a part of this Code:

I.	AAM Code of Ethics (including the Insider Trading Policy contained therein)
II.	Form for Preclearance of Securities Transactions
III.	Form of Report of Personal Securities Transactions/Brokerage Account Report
IV.	Privacy Policy of the Trust
V.	Portfolio Holdings Disclosure Policies and Procedures of the Trust
VI.	Form of Acknowledgement of Receipt of Code of Ethics
VII.	Form for Annual Certification of Compliance

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PERSONAL SECURITIES TRANSACTIONS

Trading in General

General. You, as an Access Person, may not engage, and may not permit any other person or entity to engage, in any purchase or sale of a Security (other than an Exempt Security) in which you have, or such other person or entity has, or by reason of the transaction will acquire, Beneficial Ownership, unless (i) the transaction is an Exempt Transaction (as defined below) or (ii) you have complied with the procedures set forth under Transactions Requiring Preclearance.

Special Exempt Transaction Rule for Transactions by Independent Trustees. Notwithstanding the foregoing, any transaction in Securities by an Independent Trustee shall be considered an Exempt Transaction and shall not be subject to the preclearance and reporting requirements under the Code, so long as such Independent Trustee did not know and, in the ordinary course of fulfilling his or her official duties as a trustee, should not have known, that during the 15-day period immediately preceding or after the date of the transaction, such Securities were purchased or sold, or considered for purchase or sale, on behalf of a Fund. Transactions in Securities (other than Exempt Securities) which do not meet the foregoing exception and which are not otherwise Exempt Transactions shall be subject to the preclearance and reporting requirements set forth in this Code.

Please note that if you knowingly have any direct or indirect beneficial interest in, or are designated as trustee, executor, or guardian of any legal interest in, any security issued by Allianz SE (the ultimate parent of Allianz Asset Management, Allianz Global Investors U.S. and its subsidiaries), you will be an “interested person” of the Trust and will not be an Independent Trustee for purposes of the Act.

Exempt Transactions

The following Exempt Transactions are not subject to the preclearance requirements under the Code, although they are still subject to the reporting requirements under the Code except where specifically identified as exempt.

1.	Any transaction in Securities in an account over which you do not have any direct or indirect influence or control. There is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence subject to review and approval by the Trust’s Chief Compliance Officer. Such transactions are also exempt from the Code’s reporting requirements.

2.	Transactions effected pursuant to an automatic investment plan or dividend reinvestment plan. Such transactions are also exempt from the reporting requirements unless a transaction overrides the pre-set schedule or allocations of the plan. In such cases, the transaction(s) must be included in a quarterly transaction report.

3.	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

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4.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

5.	Acquisitions or dispositions of Securities of a private issuer. A private issuer is an issuer which has no outstanding publicly traded Securities, and no outstanding Securities which are convertible into or exchangeable for, or represent the right to purchase or otherwise acquire, publicly traded Securities. Note that Allianz Persons will be subject to the restrictions on investments in private placements included in the AAM Code and Subadviser Persons will be subject to any applicable restrictions set forth in the relevant Subadviser Code. However, you will have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equityholder and do not have or share investment control over the Securities held by the entity.

6.	Transactions in Securities traded within the preceding fifteen days for a Fund provided that (i) the trading for the Fund has been completed and (ii) the trade in which the trustee or officer has or acquires Beneficial Ownership is not contrary to the trade done for the Fund.

7.	On a case-by-case basis, the Trust’s Chief Compliance Officer may exempt a specific transaction from any of the provisions of this Code except for the provisions set forth below under Reporting. All requests to exempt a transaction must be in writing and forwarded to the Chief Compliance Officer for approval prior to your executing the transaction.

8.	Purchases or sales of up to $100,000 per calendar month per issuer of fixed-income Securities.

9.	Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

10.	Purchases or sales of up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by qualified foreign governments. A qualified foreign government is a national government of a developed foreign country with outstanding fixed-income securities in excess of $50 billion.

11.	Purchases or sales that do not exceed 2,000 shares per day, per issuer, of issuers with a total market capitalization of $5 billion or greater at the time of investment. If you are unsure whether a security meets the market capitalization criteria, contact the Trust’s Chief Compliance Officer.

12.	Purchases or sales up to the lesser of 1,000 shares or $10,000 per calendar week, per issuer, of stock of issuers with market capitalizations below $5 billion at the time of investment.

13.	Transactions described as being considered “Exempt Transactions” under “Special Exempt Transaction Rule for Transactions by Independent Trustees.”

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The list of qualified foreign governments and a company’s capitalization size will change from time to time. Accordingly, you may purchase Securities in an Exempt Transaction, only to find that you cannot sell them later in an Exempt Transaction. In that case, you will be able to sell them only if you preclear the sale in compliance with the procedures set forth in the Code.

Transactions Requiring Preclearance

If an Access Person has (or wishes to acquire) Beneficial Ownership of Securities which are not Exempt Securities and which cannot be acquired or sold in Exempt Transactions, such Securities may be sold (or acquired) in compliance with the procedures set forth in this Section.

Preclearance Procedures for Allianz Persons and Subadviser Persons: The preclearance procedures for transactions by Allianz Persons and Subadviser Persons are set forth in the AAM Code and the Subadviser Codes, respectively.

Preclearance Procedures for Non-Allianz Persons. If a Securities transaction requires preclearance:

1.	The Securities may not be purchased or sold if at the time of the preclearance you knew or should have known that a Fund would be trading in that Security or an equivalent Security on the same day or if you have access to non-public information regarding that Security. An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, or (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

2.	The Securities may be purchased or sold only if you have requested the Trust’s Chief Compliance Officer to preclear the purchase or sale, the Trust’s Chief Compliance Officer has given you preclearance in writing, and the purchase or sale is executed by the close of business on the day preclearance is given. The preclearance request must be in writing on the form attached to this Code as Appendix II. Preclearance will not be given unless a determination is made that the purchase or sale complies with this Code and the foregoing restrictions.

Trading Restrictions for Registered Open-End Mutual Funds

Excessive trading in registered open-end mutual funds is strictly prohibited. No Access Person may engage in transactions that are in violation of a mutual fund’s stated policy as disclosed in its prospectus and/or statement of additional information.

Allianz Persons and Subadviser Persons are also subject to the restrictions on trading in open-end mutual funds set forth in the AAM Code and the Subadviser Codes, respectively.

Other Restrictions

Allianz Persons, but not Non-Allianz Persons, are also subject to the restrictions on short-term trading, derivative transactions and short sales, investments in private placements and initial public offerings and trading in closed-end funds set forth in the AAM Code. Subadviser Persons will be subject to any applicable restrictions set forth in the Subadviser Codes.

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REPORTING

Reporting Requirements for Allianz Persons and Subadviser Persons. The personal Securities transaction reporting requirements for Allianz Persons and Subadviser Persons are set forth in the AAM Code and Subadviser Codes, respectively.

Reporting Requirements for Independent Trustees. If you are an Independent Trustee, you do not need to provide the initial, periodic and annual reports described below but you must provide a quarterly report of any transaction in Securities (other than Exempt Securities) of which you had, or by reason of the transaction acquired, Beneficial Ownership, and as to which you knew, or in the ordinary course of fulfilling your duties as a trustee should have known, that during the 15-day period immediately preceding or after the date of the transaction, such Securities were purchased or sold, or considered for purchase or sale, on behalf of a Fund. The report must be provided to the Trust’s Chief Compliance Officer hereunder within 30 days after the end of each calendar quarter. The form for this purpose is attached to this Code as Appendix III.

Reporting Requirements for Non-Allianz Persons Other than Independent Trustees.

Reportable Accounts. The following types of brokerage or trading accounts are required to be reported by Access Persons. Transactions in such accounts are also required to be pre-cleared unless the transaction is for an Exempt Security or the transaction qualifies as an Exempt Transaction.

1.	Accounts in the name of or for the direct or indirect benefit of:

(a) An Access Person; or

(b) An Access Person’s spouse, domestic partner, minor children and any other person to whom the Access Person provides significant financial support, as well as to transactions in any other account over which the Access Person exercises investment discretion, regardless of beneficial ownership.

2.	Accounts that have the ability to hold securities reportable under the Code other than Exempt Securities even if such accounts currently only hold Exempt Securities.

Excluded from reportable accounts are the following:

1.	Accounts that are fully managed by a third party where the Access Person does not have any direct or indirect influence or control over the account (for example, the Access Person may not have influence or control over investment selections for the account through recommendations, advice, prior review or otherwise). In cases where the Access Person reports a brokerage or trading account that is independently managed, the Access Person must provide the Chief Compliance Officer with written evidence that the Access Person does not have any direct or indirect influence or control over the account.

2.	Accounts which exclusively hold Exempt Securities and are unable to hold any non-Exempt Securities.

3.	Non-Allianz 401(k) and deferred compensation plan accounts.

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Use of Broker-Dealers. You may not engage, and may not permit any other person or entity to engage, in any purchase or sale of publicly traded Securities (other than Exempt Securities) of which they have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

Reporting of Transactions and Brokerage Accounts. You must report on brokerage accounts and all Securities transactions except (i) Exempt Transactions that have been designated as not being subject to the reporting requirements, or (ii) transactions in Exempt Securities. To satisfy these requirements, (i) you must cause each registered broker-dealer who maintains an account for Securities of which you have Beneficial Ownership to provide to the Trust’s Chief Compliance Officer, within 30 days of the end of each calendar quarter, duplicate copies of: (a) confirmations of all transactions in the account and (b) periodic statements for the account and (ii) you must report to the Trust’s Chief Compliance Officer, within 10 days of the occurrence, the opening of any brokerage account and all transactions effected without the use of a registered broker-dealer in Securities (other than Exempt Securities) of which you have Beneficial Ownership.

The confirmations and statements required by (i)(a) and (i)(b) above must in the aggregate provide all of the information required by the Personal Securities Transactions/Brokerage Account Report attached to this Code. If they do not, you must complete and submit a Personal Securities Transactions/Brokerage Accounts Report within 30 days of the end of each calendar quarter.

Initial and Annual Reports. You must disclose your holdings of all Securities (other than Exempt Securities) of which you have Beneficial Ownership no later than 10 days after becoming an Access Person, and annually thereafter.

Disclaimer

Anyone filing a report required hereunder may disclaim Beneficial Ownership of any Security listed thereon.

FIDUCIARY DUTIES

Service as a Director

Unless you are an Independent Trustee, you may not serve on the board of directors or other governing board of a publicly traded company, unless you have received the prior written approval of the Chief Executive Officer and Chief Compliance Officer of the Trust. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of the Funds. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those portfolio employees who make investment decisions with respect to the securities of that entity, through an “Information Barrier” or other procedures.

This provision of the Code is not intended to supersede or modify any policy of the Board of Trustees regarding service by a Trustee as a director/trustee of any other entity.

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Privacy Policy

You must abide by the privacy policy that applies to the Trust (the Trust Privacy Policy) which is attached to this Code of Ethics as Appendix IV. The Trust Privacy Policy is designed to protect personal and account information of Shareholders from disclosure to any non-affiliated third parties, except as permitted under the Trust Privacy Policy. You will be responsible for attesting to your compliance with the Trust’s Privacy Policy in your Annual Certification of Compliance.

Allianz Persons and Subadviser Persons are also subject to the AAM Privacy Policy or the privacy policy of the relevant Subadviser.

Disclosure of Non-Public Portfolio Holdings Information

If you have access to non-public portfolio holdings information of a Fund, you must treat such information in accordance with the Trust’s Portfolio Holdings Disclosure Policies and Procedures, which are attached to this Code of Ethics as Appendix V. In addition, Allianz Persons are subject to the restrictions on the disclosure of confidential portfolio holdings information set forth in the AAM Code, and Subadviser Persons are subject to any such restrictions set forth in the applicable Subadviser Code.

COMPLIANCE

Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code. A form for this purpose is attached to this Code as Appendix VI.

Certificate of Compliance

You are required to certify when you become an Access Person subject to this Code, and at least annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions during the prior year in Securities of which you had or acquired Beneficial Ownership and which are required to be reported hereunder. A form for this purpose is attached to this Code as Appendix VII.

Role of Audit Committee

Subject to the supervision of the Audit Committee, the Trust’s Chief Compliance Officer is responsible for administering this Code. The Audit Committee is responsible for resolving interpretive questions that may arise under this Code and for imposing any sanctions under this Code. As noted above, the Chief Compliance Officer will report any violations or suspected violations of this Code to the Chair of the Audit Committee or, if the violation or suspected violation involves the Chair of the Audit Committee, to the Chair of the Board.

Remedial Actions

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, fines, disgorgement of profits or other sanctions deemed appropriate by the Audit Committee.

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Reports to Trustees

Reports of Remedial Action

The Trustees of the Trust will be informed on a timely basis (no later than the next regularly scheduled quarterly meeting) of each remedial action taken in response to a violation of this Code.

Periodic Reports

Management of the Trust, AAM LP, AGI US, AAM LLC, AGIFM and AGID will report in writing periodically to the Trustees of the Trust with regard to efforts to ensure compliance by the officers and employees of AAM LP, AGI US, AAM LLC, AGIFM and AGID with their fiduciary obligations to their clients, including the Trust. Such reports will include the annual report described below as well as any reports required to be submitted by management of the Trust, AAM LP, AGI US, AAM LLC, AGIFM and/or AGID under Rule 17j-1 under the Act, the terms of any applicable regulatory settlements or other applicable law.

The annual report referred to above will be submitted by management of the Trust, will include the matters required to be included under Rule 17j-1 under the Act and will, at a minimum:

1.	Describe any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to such violations; and

2.	Certify that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

DEFINITIONS

Access Person means: (i) all of the directors, officers, general partners (if any) and Trustees of the Trust, AAM LP, AGI US, AAM LLC, AGIFM or the Subadvisers of the Trust, (ii) any Advisory Person of the Trust, AGIFM, or the Subadvisers of the Trust, and (iii) any director, officer or general partner (if any) of AGID who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by any Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund regarding the purchase or sale of Securities.

Advisory Person means:

(i)	any director, officer, general partner or employee of the Trust or AGIFM or the Subadvisers (or any company in a control (as defined in Section 2(a)(9) of the Act) relationship to the Trust or AGIFM or the Subadvisers) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by any Fund, including any portfolio manager and any employee whose functions relate to the making of any recommendations with respect to such purchases or sales; or

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(ii)	any natural person who controls (as defined in Section 2(a)(9) of the Act) the Trust or AGIFM or the Subadviser and who obtains information concerning recommendations made to any Fund regarding the purchase or sale of securities by any Fund.

Beneficial Ownership. The following definition is designed to give you a practical guide with respect to Beneficial Ownership. However, for purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in the Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

1.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested beneficial interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The following are non-exhaustive examples of an indirect Pecuniary Interest in Securities:

1.	Securities held by members of your immediate family or domestic partners sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit subject to review and approval by Compliance.

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Securities held by any individual for whom you provided significant economic support during the immediately preceding 12-month period, even if such individual does not share the same household.

3.	Your interest as a general partner in Securities held by a general or limited partnership.

4.	Your interest as a manager-member in the Securities held by a limited liability company.

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You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

Exempt Securities means the following securities, which are exempt from both the preclearance and reporting requirements under the Code:

1.	Direct obligations of the Government of the United States.

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

3.

Shares of registered open-end investment companies that are not advised or sub-advised by affiliates of AAM LP.[1] This exemption does not apply to an exchange-traded fund organized as an open-end investment company.

4.	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds that are not advised or sub-advised by affiliates of AAM LP. This exemption does not apply to an exchange-traded fund organized as a unit investment trust.

5.	Shares of Money Market Funds.

Independent Trustee means a trustee who is not an “interested person” (as defined by Section 2(a)(19) of the Act) of the Trust.

Purchase or Sale of a Security The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Securities include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or shares of open-end and closed-end investment companies, or shares of any pooled or commingled investment vehicles, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities: commodities, futures and options traded on a commodities exchange, including currency futures.

[1]	For a listing of open-end mutual funds advised or sub-advised by affiliates of AAM LP, please contact the Trust’s Chief Compliance Officer.

Premier Multi-Series VIT Code of Ethics

Log of Changes

•	Adopted June 27, 2012

Appendix I

See Allianz Asset Management of America L.P. Code of Ethics

Appendix II

PREMIER MULTI-SERIES VIT

PRECLEARANCE OF SECURITIES TRANSACTION FORM

(1)	Name of person requesting authorization:

(2)	Entity employed by (if Trustee of the Trust, write “Trustee”):

(3)	If different from #1, name of the account where the trade will occur:

(4)	Relationship of (3) to (1):

(5)	Name of the firm at which the account is held:

(6)	Name of Security:

(7)	Maximum number of shares or units to be purchased or sold or amount of bond:

(8)	Check those that are applicable:

         Purchase          Sale          Market Order          Limit Order (Price of Limit Order:             )

	COLUMN I	COLUMN II

(8) Do you possess material nonpublic information regarding the security or the issuer of the security?	☐ Yes	☐ No

(9) To your knowledge, are the securities or “equivalent securities” subject to a pending buy or sell order by any Fund?	☐ Yes	☐ No

(10) To your knowledge, are there any outstanding purchase or sell orders for this security or any equivalent security by any Fund?	☐ Yes	☐ No

(11) To your knowledge, are the securities or equivalent securities being considered for purchase or sale for any Fund?	☐ Yes	☐ No

Appendix II (Cont’d)

PRECLEARANCE OF SECURITIES TRANSACTION FORM

	COLUMN I	COLUMN II
(12) Are the securities being acquired in an initial public offering?	☐ Yes	☐ No

(13) Are the securities being acquired in a private placement?	☐ Yes	☐ No

(14)  If you are a Portfolio Manager, has any account you manage purchased or sold these securities or equivalent securities within the past three calendar days or do you expect the account to purchase or sell these securities or equivalent securities within three calendar days of your purchase or sale?

	☐ Yes	☐ No

I have read the Premier Multi-Series VIT’s Code of Ethics dated         , 20             and believe that the proposed trade fully complies with the requirements of the Code.

Employee Signature

Print Name

Date Submitted

Authorized by:

Date:

PREMIER MULTI-SERIES VIT	Appendix III

Personal Securities Transactions/Brokerage Account Report	Quarter Ended:

Unless you are an Independent Trustee, you must cause each broker-dealer who maintains an account for Securities of which you have Beneficial Ownership to provide to the Trust’s Chief Compliance Officer, within 30 days of the end of each calendar quarter, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Trust’s Chief Compliance Officer, within 10 days of the occurrence, all transactions effected without the use of a registered broker-dealer in Securities (other than transactions in Exempt Securities).

Unless you are an Independent Trustee, you have opened a new account with a broker-dealer since your last report, you must complete the following information for each such account:

Name	Broker	Account Number	Date Account Opened

Please provide information concerning non-Exempt Transactions not otherwise reported directly to the Trust by a registered broker-dealer.

Security’s Name*	Transaction Date	Buy or Sell?	No. of Shares	Price Per Share	Broker’s Name

*	Including interest rate, principal amount and maturity date, if applicable.

Unless I am an Independent Trustee, by signing this document, I am certifying that I have caused duplicate confirmations and duplicate statements to be sent to the Trust’s Chief Compliance Officer for every brokerage account that trades in Securities other than Exempt Securities (as defined in the Premier Multi-Series VIT Code of Ethics).

Print Name:	Signature:	Date:

Return to: Youse Guia, Allianz Global Investors U.S. LLC, 680 Newport Center Drive, Suite 250, Newport Beach, CA 92660

APPENDIX III (Cont’d.)

PERSONAL SECURITIES TRANSACTIONS/BROKERAGE ACCOUNT REPORT

1.	Transactions required to be reported. You should report every transaction in which you acquired or disposed of any beneficial ownership of any security during the calendar quarter. The term “beneficial ownership” is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission, and generally means that you would receive the benefits of owning a security. The term includes, but is not limited to the following cases and any other examples in the Code:

(A)	Where the security is held for your benefit by others (brokers, custodians, banks and pledgees);

(B)	Where the security is held for the benefit of members of your immediate family sharing the same household;

(C)	Where securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the securities held by the entity;

(D)	Where securities are held in a trust for which you are a trustee and under which either you or any member of your immediate family have a vested interest in the principal or income; and

(E)	Where securities are held in a trust for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Notwithstanding the foregoing, none of the following transactions need be reported:

(A)	Transactions in securities which are direct obligations of the United States; or

(B)	Transactions effected in any account over which you have no direct or indirect influence or control.

2.	Security Name. State the name of the issuer and the class of the security (e.g., common stock, preferred stock or designated issue of debt securities), including the interest rate, principal amount and maturity date, if applicable. In the case of the acquisition or disposition of a futures contract, put, call option or other right (hereinafter referred to as “options”), state the title of the security subject to the option and the expiration date of the option.

3.	Futures Transactions. Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and Month-end Statements must be sent to the firm by your broker. Please double check to be sure this occurs if you report a futures transaction. You should use the address below.

4.	Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

5.	Nature of Transaction (Buy or Sell). State the character of the transaction (e.g., purchase or sale of security, purchase or sale of option, or exercise of option).

6.	Amount of Security Involved (No. of Shares). State the number of shares of stock, the face amount of debt securities or other units of other securities. For options, state the amount of securities subject to the option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of securities involved in the transaction. In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7.	Purchase or Sale Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

APPENDIX III (Cont’d.)

8.	Broker, Dealer or Bank Effecting Transaction. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.	Signature. Sign the form in the space provided.

10.	Filing of Report. A report should be filed NOT LATER THAN 30 CALENDAR DAYS after the end of each calendar quarter with:

Youse Guia

Allianz Global Investors U.S. LLC

680 Newport Center Drive, Suite 250

Newport Beach, CA 92660

Appendix IV

See Trust’s Privacy policy

Appendix V

See Trust’s Portfolio Holdings Disclosure Policies and Procedures

Appendix VI

PREMIER MULTI-SERIES VIT

Form of Acknowledgement of Receipt of Code of Ethics

I hereby certify that I have read and understand the Premier Multi-Series VIT Code of Ethics dated             , 20__. Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of such Code. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

Date:
Signature

Print Name

Appendix VII

PREMIER MULTI-SERIES VIT

ANNUAL CERTIFICATION OF COMPLIANCE

I hereby certify that I have complied with the requirements of the Premier Multi-Series VIT Code of Ethics dated             , 20     for the year ended December 31, 20__. I understand that I have a fiduciary duty to the Trust and to the shareholders of the Funds. Furthermore, I will promptly report any violation of the federal or state securities laws to the Trust’s Chief Compliance Officer. Pursuant to such Code, I have disclosed or reported all holdings and personal securities transactions required to be disclosed or reported thereunder and complied in all other respects with the requirements of such Code, including the Trust’s Privacy Policy contained therein. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing Code has occurred.

Date:
Signature

Print Name